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                                                                   Exhibit 10.39

                              EMPLOYMENT AGREEMENT


               This Employment Agreement is entered into as of October ___, 1996, between THE HARVEY ENTERTAINMENT COMPANY, a California corporation ("Company"), and CHARLES DAY ("Executive").

                                    RECITALS

               WHEREAS, Company and Executive desire to enter into this Agreement to assure Company of the exclusive services of Executive as the Vice President of Consumer Products of Company and to set forth the rights and duties of the parties hereto.

               NOW THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows:

               1. REPRESENTATIONS AND WARRANTIES

               Executive represents and warrants that there are no agreements or arrangements, whether written or oral, that would be breached by Executive upon execution of this Agreement or that would prevent or impair Executive from rendering exclusive services to the Company during the term hereof.

               2. TERMS OF EMPLOYMENT

                      (a) Subject to the provisions for termination set forth herein, the term of Executive's employment hereunder shall continue from October ___, 1996 until September 30, 1998 (the "Term").

                      (b) Executive shall act as the Company's Vice President of Consumer Products and shall report to the Company's Executive Vice President with respect to budgeting, finances, revenues and other economic considerations, and to the Company's Chief Executive Officer as to creative and artistic decisions. Executive shall be responsible for the merchandising of Company's Classic Characters and shall work closely with Company's Executive Vice President, Chief Executive Officer and with MCA Inc. with respect to such merchandising activities. Executive shall comply with all of the reasonable and customary employment policies of Company and its affiliates. The services to be rendered herein shall generally be performed at the principal offices of Company, currently in Century City, California. In addition, the services may be performed by Executive, from time to time, on a temporary travel basis at such other locations as Company shall reasonably request consistent with its reasonable business needs. Executive agrees to perform his services hereunder in a competent and professional manner, consistent with the skills to be possessed by a senior employee of Company.

               3. RESTRICTIONS ON OUTSIDE BUSINESS ACTIVITIES/CONFIDENTIAL
                  INFORMATION


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                      (a) During his employment, Executive shall devote his
exclusive energies, interests, abilities and productive business time to perform all the duties required of and from his pursuant to the terms of this Agreement. During the Term of this Agreement and of the Executive's employment by Company, Executive shall not, directly or indirectly, engage in any business for his own account which is competitive with the business of Company or Company's affiliates or enter into the employ of or render any services to any persons engaged in businesses competitive with that of Company, or acquire any interest in any business competitive with the businesses of Company in any capacity, whether as an employee, consultant, investor, agent, principal, trustee, shareholder or director, or induce any customer or supplier of Company to terminate its relationship with Company. Notwithstanding the foregoing, Executive may acquire, solely as an investment, ownership of securities of publicly traded companies which may be competitive with Company's business provided, however, that Executive may own no more that one percent (1%) of such competitive company's publicly traded securities. Executive agrees that his services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them particular value, the loss of which cannot be reasonably or adequately compensated in an action of law for damages. Executive further agrees that any breach hereunder, including the breach of Executive's obligation of non-competition, will cause Company irreparable injury and, therefore, Executive agrees that Company is entitled to seek injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement which shall be in addition to any other rights or remedies to which Company may be entitled. Executive may continue the activities set forth on Exhibit A hereto.

                      (b) Executive will keep secret all material confidential matters of Company and its Affiliates which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of Company or its Affiliates, either during or after the Term, except with Company's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Term.

                      (c) Executive will deliver promptly to Company on termination of the Term or at any other time Company may so request, at Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to Company's and its Affiliates' business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, Company, or which Executive may then possess or have under his control.

               4. COMPENSATION AND BENEFITS

                      (a) Company shall pay a "Basic Salary" to Executive at the rate of One Hundred Thirty Thousand Dollars ($130,000) per year for the Term of employment. The Basic Salary shall be payable in equal bi-monthly installments for the entire term of this Agreement subject to the terms and conditions contained herein.


                      (b) In addition to this Basic Salary, Executive shall receive a living allowance of $3,000 per month during the first 12 months of employment.

                      (c) Executive shall also be entitled to receive, for each year of this Agreement, a bonus equal to 2% of the pre-tax net profits from the Company's merchandising



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activities under or similar to those under the direction and supervision of
Executive which accrue during each year of the Term. Such pre-tax profits shall be after an appropriate allocation (reasonably determined in good faith by the Company's Chief Financial Officer in accordance with generally accepted accounting principles) of the Company's overhead, administrative and corporate costs and expenses. Such share of pre-tax net profits shall be paid within 60 days of December 1997 and 1998 for the pre-tax net profits for the periods October 1, 1996 through September 30, 1997 and October 1, 1997 through September 30, 1998 respectively. All third party participations, fees and expenses shall be deducted in determining such pre-tax net profits.

               If the Company secures the return from MCA of its merchandising rights for the Casper(R) character, pre-tax net profits shall be determined including all of the Company's merchandising revenues from activities under Executive's supervision. If the Company does not secure the return of such rights, no revenues or net profits from merchandising the Casper(R) character will be included in the net profits calculation until such time as any advances paid by MCA to the Company have been recouped. If the Company secures the return of such rights and then MCA reacquires Casper(R) merchandising rights in connection with a new Casper(R) motion picture, the parties agree to negotiate Executive's participation in any new MCA advance to reflect Executive's involvement in securing the advance, the expected recoupment period for the advance in comparison to the Term of this Agreement, and the Company's projected net profits attributable thereto.

                      (d) Executive shall receive options to purchase 15,000 shares of Company Common Stock at a market price equal to the closing price on September 30, 1996. Five Thousand (5,000) shares shall vest, subject to continued employment, on each of September 30, 1997, 1998 and 1999 and shall be subject to and issued in accordance with the terms of the Stock Option Agreement attached hereto.

                      (e) Executive shall be entitled to health, dental and all other insurance benefits which are made generally available to senior employees and their families of Company. In addition, Executive shall be entitled to participate in Company's profit sharing and pension plan on the same terms as other senior employees of Company. These benefits and plans may change from time to time in accordance with Company policies and procedures.

                      (f) Executive shall be entitled to three weeks (15 days) of paid vacation per year during the period ending September 30, 1998, such vacation to accrue at the rate of 1-1/4th days per month. Vacation may only be taken after consultation with Company's Executive Vice President at times convenient to Company's reasonable business needs.


                      (g) Executive shall receive the use of a 1992 BMW 540 or its equivalent plus reimbursement for the reasonable business cost of automobile insurance, gas and maintenance. Executive shall add Company to Executives automobile insurance policy as an additional insured. Executive shall provide Company with appropriate documentation respecting Executive's business use of his automobile, and acknowledges that Executive may be determined to have received compensation income with respect to that portion of Executive's automobile allowance not attributable to business use.

                      (h) In partial consideration of (and as an inducement to) Executive moving from the United Kingdom to California, Company shall reimburse Executive for the


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reasonable and necessary costs incurred by Executive and Executive's wife in traveling to the United States and for packing, shipping and temporary storage (until Executive secures permanent accommodations) of Executive's personal property, including furniture and furnishings. Executive's reimbursement shall be limited to $12,500, of which Executive has received an advance of $10,000, and shall be subject to reasonable and customary documentation as required for federal income tax purposes.

                      (i) Company has advanced to Executive's attorney the sum of $2,500 for Executive's use in obtaining legal counsel to review and negotiate this Agreement. Executive agrees to reimburse Company the sum of $1,125 (which Company may recoup from amounts payable to Executive other than the moving expense allowance set forth above).

                      (j) Company and Executive agree to review this Agreement approximately one year after its commencement date (but no later than September
1997) and, in light of all relevant circumstances, determine whether in good faith the compensation and benefits provided to Executive hereunder should be increased or improved; provided, however, that in no event shall such review result in any of Executive's compensation or other benefits hereunder being decreased, limited, eliminated, delayed or otherwise adversely changed. Executive acknowledges that no commitment to any such increase or improvement has been made.

               5. CONTINUATION OF COMPENSATION

               All compensation, as well as any other employment benefits which Executive may otherwise receive from Company during the Term of this Agreement, shall be paid less income tax withholding and other normal employee deductions. Except as set forth herein, Company shall have no continuing obligation to make any compensation payments after the termination of Executive's employment with Company.

               6. TERMINATION FOR CAUSE

               This Agreement, the employment of Executive, and any future obligation of the Company to make salary or other future payments hereunder, may be terminated by Company "for cause" upon any of the following events:


                      6.1 Executive has committed fraud, defalcation, misappropriation or any similar act;

                      6.2 Executive is in default in the performance of Executive's obligations, services or duties hereunder, which shall include, without limitation, Executive's disregarding the instruction from the Company's Executive Vice President or the Company's Chief Executive Officer concerning the conduct of his duties hereunder, Executive's abuse of expense accounts, Executive's acting in a manner inconsistent with the policies of the Company, its Chief Executive Officer or its Board of Directors, or if Executive has breached any material provision of this Agreement;

                      6.3 Executive is grossly negligent or engages in willful misconduct in


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the performance of his duties hereunder;

                      6.4 Executive has engaged in illegal activities which have an adverse impact on the Company, other than de minimis violations of civil law which can be cured without material adverse impact to the Company, unless such violations indicate a pattern of conduct which, in the aggregate, materially adversely impact the Company;

                      6.5 Executive has developed or pursued interests materially adverse to those of Company or any of its affiliates; or

                      6.6 Executive has contributed to the Company's financial condition undergoing or having undergone any material adverse change.

               7. TERMINATION WITHOUT CAUSE

               The employment of Executive and, except as otherwise provided in
Section 7.1(c) hereof, any future obligation of the Company to make salary or other payments hereunder, may be terminated "without cause" as follows:

                      7.1 by mutual agreement of the parties hereto;

                      7.2 by the Company, pursuant to the provisions of Section 9 of this Agreement (Illness or Incapacity);

                      7.3 automatically, on Executive's death or disability; or

                      7.4 upon the expiration of the Term of this Agreement.

               8. EFFECT OF TERMINATION

               If Executive's employment is terminated by Company for cause or without cause as described in Paragraphs 6 and 7 above or in Paragraph 13 below, Executive shall be entitled to accrued salary, a pro rata portion of any bonus (which shall be paid at the times set forth in Paragraph 4(c) above), vacation through the date of termination and unreimbursed business or auto expenses accrued through the date of termination and the obligations of Company under the terms of the Agreement shall be of no further force and effect. If Executive's employment is terminated by Company for reasons other than as specified hereinabove, Executive shall receive a lump-sum payment equal to the Basic Salary, without increase, the Executive would have earned through the remainder of the Term of this Agreement.

               If Executive's employment is terminated by Company on or prior to September 30, 1997 due to Executive's illness under Paragraph 9 or disability, and Executive permanently relocates to the United Kingdom within six months of such termination, Company shall reimburse Executive for his actual moving costs of the type set forth in Paragraph 4(h) up to a maximum of $10,000.

               9. ILLNESS OR INCAPACITY


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               If during the Term of this Agreement, Executive shall be unable to perform his duties hereunder for a period exceeding twelve (12) consecutive weeks or sixteen (16) weeks in the aggregate out of any fifty-two (52) consecutive weeks by reason of illness or incapacity, this Agreement may be terminated by the Company at its election pursuant to the provisions of Section 7 hereof.

               10. UNFAIR COMPETITION AFTER TERMINATION

                      10.1 Because of his employment by Company, Executive will have access to trade secrets and confidential information about Company, its products, its customers, and its methods of doing business. In consideration of his access to this information, Executive agrees that if his employment is terminated in accordance with Section 6 or 7 hereof, Executive will not, for a period of two years (2) after termination of his employment, directly or indirectly compete with the Company within the United States; provided, however, that Executive may engage in the business activities described in Exhibit A and such other business activities to which the Company consents, which consents will not be unreasonably withheld, during such two year period as long as Executive does not disclose any confidential information of or concerning Company.

                      10.2 Executive understands and agrees that direct competition means the design, development, production, promotion, or sale of products or services competitive with those of Company. Indirect competition means employment by any competitor or third party providing products competing with Company's products, for whom Executive will perform the same or similar function as he performs for Company.

               11. OWNERSHIP OF INTANGIBLES

               All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive either alone or with others, during the Term of Executive's employment, whether or not conceived during working hours shall be the sole property of Company and Executive shall execute such further instruments as may be necessary to reflect the foregoing.

               12. INDEMNIFICATION

               Company shall indemnify, defend and hold Executive harmless from and against any and all damages, deficiencies, claims, demands, suits, actions, judgments, liabilities, losses, expenses and costs (including attorneys' fees), and amounts paid in any settlement, incurred or suffered by Executive, arising out of or in connection with Executive's duties or services for or on behalf of Company, or any affiliate of Company, pursuant to this Agreement or by reason of the fact that Executive is or was an agent of Company, provided that Executive acted in good faith and in a manner Executive reasonably believed to be in the best interests of Company. Company shall advance to Executive all costs and expenses incurred by Executive and/or his agents in advance of the final disposition of any proceeding for which indemnification is required hereunder. The indemnification provided herein shall not in any manner limit or restrict other indemnification provisions provided in the Company's Articles of Incorporation or Bylaws, and


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shall survive termination of this Agreement with respect to claims from or relating to acts or omissions alleged to have occurred during the Term.

               13. IMMIGRATION APPROVAL AS A CONDITION PRECEDENT

                      13.1 This Agreement is contingent in each and all respects upon Executive and Executive's wife obtaining approval from governmental immigration authorities (including without limitation obtaining "green cards" or the like from the U.S. Immigration and Naturalization Service) permitting Executive and Executive's wife to work and reside in the United States throughout the Term of Executive's employment with the Company. Provided, however, the Company shall be under no obligation to employ Executive's wife and shall help facilitate the process.

                      13.2 Company agrees that it shall do anything, and provide any documentation or information, which is lawful and reasonably necessary in order to facilitate Executive and Executive's wife obtaining such immigration approvals.

                      13.3 For their part, Executive and Executive's wife shall likewise do anything, and provide any documentation or information, which is lawful and reasonably necessary in order to facilitate their obtaining such immigration approvals.

                      13.4 In the event that, after Executive has commenced employment hereunder, it is determined by appropriate governmental authorities that Executive cannot remain in the United States and continue to work here for reasons relating to immigration laws, and if the problem resulting from such determination cannot be cured with reasonable effort, at reasonable expense and in a reasonable time, then either Company or Executive shall have the option and right to terminate this Agreement without cause upon written notice thereof to the other.


               14. CHOICE OF LAW

               The formation, construction and performance of this Agreement shall be construed in accordance with the law of the State of California.

               15. INTEGRATION

               This Agreement contains the entire agreement between Executive and Company and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties and their affiliates.

               16. EXECUTION

               Executed by the parties and effective as of the day and year first above written.

THE HARVEY ENTERTAINMENT COMPANY


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By:  /s/ Gregory M. Yulish                 /s/ Charles Day
   -------------------------------         -------------------------------
        GREGORY M. YULISH                  CHARLES DAY
        Vice President